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WAIVER AND FIRST AMENDMENT

        This WAIVER AND FIRST AMENDMENT ("First Amendment"), dated as of July 23, 2002, is entered into by and among LOUISIANA-PACIFIC CANADA LTD., a British Columbia Company (the "Borrower"), LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (the "Guarantor"), and ROYAL BANK OF CANADA, a Canadian chartered bank ("Royal").

RECITALS

        A.    The Borrower, the Guarantor and Royal are parties to a Credit Agreement dated as of November 30, 2001 (as amended or modified from time to time, the "Credit Agreement"), pursuant to which Royal has extended certain credit facilities to the Borrower.

        B.    In December, 2001 the Guarantor obtained a consent to exclude from the calculation of Consolidated Net Income, for the four consecutive fiscal quarter period ended December 31, 2001, certain non-cash unusual charges. In order to document such consent the Guarantor has asked Royal to confirm its consent in this First Amendment and Royal has agreed to do so.

        C.    The Borrower and the Guarantor have reported to Royal that Schedule D to the Credit Agreement needs to be corrected and updated due to certain unintentional inaccuracies on such Schedule. The Borrower and the Guarantor have asked Royal to amend Schedule D to the Credit Agreement to correct and update certain information and, subject to the terms and conditions of this First Amendment, Royal has agreed to do so.

        D.    The Borrower and the Guarantor have reported to Royal that there have been certain unintentional defaults and events of default under the Guarantor Credit Agreement, as more fully described in the waiver, attached hereto as Exhibit A (the Guarantor Credit Facility Waiver"). Pursuant to the Guarantor Credit Facility Waiver, the administrative agent and the lenders party to the Guarantor Credit Facility waived certain defaults and events of defaults under the Guarantor Credit Facility (the "Guarantor Credit Facility Defaults").

        E.    The Borrower and the Guarantor have reported to Royal that the Guarantor Credit Agreement Defaults have resulted in defaults and Event of Defaults under the Credit Agreement. The Borrower and the Guarantor have requested Royal waive any such defaults and Events of Default.

        NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

          1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

          2.    Consent.    Royal hereby confirms its consent, effective as of December 31, 2001, to the exclusion from the calculation of Consolidated Net Income, for the period ended December 31, 2001 only, of an amount not to exceed US$10,200,000 arising from non-cash unusual charges in the quarter ended March 31, 2001, and an amount not to exceed US$2,000,000 arising from non-cash unusual charges in the quarter ended June 30, 2001.

          3.    Amendment to Credit Agreement.    Schedule D to the Credit Agreement is amended and restated as set forth in Replacement Schedule D attached hereto,

          4.    Waiver.    Royal hereby waives

            (a)  any default or Event of Default arising from the inaccuracies in Schedule D to the Credit Agreement which is being amended and restated by Replacement Schedule D attached hereto pursuant to this First Amendment, and

            (b)  any default or Event of Default arising from Guarantor Creditor Facility Defaults, including, without limitation, any Event of Default under Section 8.1(1) of the Credit Agreement and any default under Sections 7.2(h)(5) and (6) of the Credit Agreement

    (collectively the "Existing Defaults").

            (c)  Nothing contained herein shall be deemed a waiver of (or otherwise affect Royal's ability to enforce its rights and remedies as a result of) any breach or default of the Credit Agreement other than the Existing Defaults

          5.    Representations and Warranties.    Each of the Borrower and the Guarantor, as of the Effective Date (as defined below), hereby represents and warrants to Royal as follows;

            (a)  Other than the Existing Defaults, no default or Event of Default has occurred and is continuing.

            (b)  The execution, delivery and performance by the Borrower and the Guarantor of this First Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Body) in order to be effective and enforceable. The Credit Agreement as amended by this First Amendment constitutes legal, valid and binding obligations of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with its respective terms, without defense, counterclaim or offset except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally; (ii) equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity; and (iii) the inability of the courts of Canada to give judgement for payment in foreign currencies.

            (c)  After giving effect to this First Amendment, all representations and warranties made by it contained in the Credit Agreement are true and correct as though made on and as of the Effective Date (as defined below)(except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date, and except to the extent, with respect to Section 2.21(c)(1), as specifically disclosed on Schedule 1 attached hereto).

            (d)  It is entering into this First Amendment on the basis of its own investigation and for its own reasons, without reliance upon Royal (except for performance of the terms hereof applicable to Royal) or any other Person.

          6.    Effective Date.    This First Amendment will become effective as of the date first written above (the "Effective Date""), provided that Royal has received an original or facsimile of this First Amendment, duly executed by the Borrower and the Guarantor.

          7.    Reservation of Rights.    Each of the Borrower and the Guarantor acknowledges and agrees that neither Royal's forbearance in exercising its rights and remedies in connection with the Existing Defaults nor the execution and delivery by Royal of this First Amendment, shall be deemed (i) to create a course of dealing or otherwise obligate Royal to forbear or execute similar waivers under the same or similar circumstances in the future or (ii) to waive, relinquish or impair any right of Royal to receive any indemnity or similar payment from any Person as a result of any matter arising from or relating to the Existing Defaults.

          8.    Miscellaneous.

            (a)  All terms, covenants and provisions of the Credit Agreement, after giving effect to this First Amendment, are and shall remain in full force and effect.

            (b)  This First Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this First Amendment.

            (c)  This First Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (without regard to principles of conflicts of laws).

            (d)  This First Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This First Amendment supersedes all prior drafts and communications with respect thereto. This First Amendment may not be amended except in accordance with the provisions of Section 9.2 of the Credit Agreement.

            (e)  This First Amendment may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

            (f)    if any term or provision of this First Amendment is deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this First Amendment or the Credit Agreement, respectively.

            (g)  The Borrower covenants to pay or reimburse Royal, upon demand, for all reasonable costs and expenses (including, without limitation, allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this First Amendment.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.

LOUISIANA-PACIFIC CANADA LTD., as the Borrower
By:	/s/ CURTIS M. STEVENS
By:	Curtis M. Stevens
Title:	EVP & CFO
LOUISIANA-PACIFIC CANADA LTD., as the Guarantor
By:	/s/ CURTIS M. STEVENS
By:	Curtis M. Stevens
Title:	EVP & CFO
ROYAL BANK OF CANADA LTD., as the Guarantor
By:	illegible
By:	illegible
Title:	Managing Director

EXHIBIT A

GUARANTOR CREDIT FACILITY WAIVER

REPLACEMENT SCHEDULE D

UNFUNDED PENSION LIABILITIES

        The Guarantor sponsors the Louisiana-Pacific Corporation Retirement Account Plan. Originally this was a defined benefit pension plan covering certain hourly employees of LP. Effective January 1, 2000, this was converted to a cash balance plan covering most non-bargained employees. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $29,000,000.

        The Guarantor sponsors the ABTco, Inc. Retirement Plan. This is a defined benefit plan covering bargained and non-bargained employees of ABTco. As of January 1, 2002, on an ongoing basis, the Plan has a surplus of approximately $1,000,000. As of January 1, 2002, on a plan termination basis, the Plan has an unfunded liability of approximately $14,000,000.

SCHEDULE 1

        On May 4, 2002, the Company announced a program of facility sales and closures that to the extent implemented may result in a reduction under ERISA Section 4043(c)(3) of more than 20 percent of the active participants in 2002 or 2003, or more than 25 percent of the active participants in 2002 and 2003, in either or both of the Louisiana-Pacific Corporation Retirement Account Plan or the ABTco. Inc. Retirement Plan.

        As such, it would be a Reportable Event, unless the 30 day notice period has been waived under 29 CFR Section 4043.23(c)(2) or (3). It is not presently known whether either such waiver will apply and thus it is not presently certain that either such event would be a Reportable Event under the Credit Agreement. Such participant reductions may constitute a partial termination of either or both such Plans, in which event the affected participants must under tax qualified plan lawn be vested to the extent their benefits are funded. The Company has decided to fully vest the affected participants who are not already vested, by Plan amendment, instead of incurring the substantial administrative expenses and uncertainties of a vesting to the extent funded determination

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WAIVER AND FIRST AMENDMENT
RECITALS
EXHIBIT A GUARANTOR CREDIT FACILITY WAIVER
REPLACEMENT SCHEDULE D UNFUNDED PENSION LIABILITIES
SCHEDULE 1